UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report October 27, 2006
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	0-690	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2006, The York Water Company (“we” or “us”) entered into a loan agreement, which is described in Item 2.03 of this report and is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2006 the York County Industrial Development Authority, or YCIDA, issued $10,500,000 aggregate principal amount of YCIDA Exempt Facilities Revenue Bonds, Series 2006 for our benefit pursuant to the terms of a Trust Indenture, entered into on October 27, 2006 and dated as of October 1, 2006, between YCIDA and Manufacturers and Traders Trust Company, as Trustee. YCIDA then loaned the proceeds of the offering of the bonds to us pursuant to a Loan Agreement, entered into on October 27, 2006 and dated as of October 1, 2006, between us and YCIDA. The loan agreement provides for a $10,500,000 loan with a maturity date of October 1, 2036. Amounts outstanding under the loan agreement are our direct general obligations.

The proceeds of the loan may only be used to finance (i) a portion of our 2006 capital budget, including, but not limited to the design, construction, improvement, renovation, equipping and installation of (a) various structures, including distribution buildings, booster stations, pumping stations, and various plant and ancillary buildings, (b) spillway upgrades, standpipes, transmission and distribution mains, service lines, meters, fire hydrants, and pumping, water treatment and purification equipment, and (c) various other capital improvements, replacements and equipment for our water system located in York County, Pennsylvania and Adams County, Pennsylvania, and (ii) the payment of all or a portion of the costs of issuance of the bonds, which were previously funded by short-term debt.

Under the terms of the loan agreement, we agreed to repay the loan by periodically depositing in the Trustee’s debt service fund all amounts sufficient to pay the principal of, and premium, if any, and interest on the bonds as they become due and payable, and to pay certain of the administrative expenses of YCIDA and the Trustee in connection with the bond issuance. The bonds, and therefore our loan under the loan agreement, will bear interest at a rate of 4.75% annually.

The agreement further provides that, in the event we fail to make any of the payments required under the loan agreement, the item or installment so in default will continue as an obligation until the amount in default has been fully paid, and we will pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due as provided in the indenture. In addition, if, subsequent to a date on which we are obligated to make payments, losses are incurred in respect of any investments, or any other event has occurred causing the money in the Trustee’s debt service fund, together with any other money then held by the Trustee and available for the purpose, to be less than the amount sufficient at the time of such occurrence or other event to pay all debt service due and payable or to become due and payable on the bonds, the Trustee will notify us of such fact and thereafter we will pay to the Trustee for deposit in its debt service fund the amount of any such deficiency. Furthermore, the loan agreement provides that, in the event payment of the principal of and the interest on the bonds is accelerated upon the occurrence of an event of default under the indenture, all amounts payable under the loan agreement for the remainder of the term will become immediately due and payable.

Pursuant to the indenture and the loan agreement, the bonds are subject to redemption by YCIDA, upon our written request, on or after October 1, 2016, in whole or in part at any time, in certain authorized denominations, at a redemption price of 100% of the principal amount redeemed plus accrued interest, if any, to the redemption date. Such redemption by YCIDA will be to the full extent of funds either made available for such purpose by us or already on deposit in the Trustee’s debt service fund. In addition, if interest paid to bondholders pursuant to the indenture becomes taxable to them, the indenture may require YCIDA to redeem the bonds. If redemption of the bonds is required pursuant to the provisions of the indenture, the agreement provides that we are to promptly make payments sufficient to pay the principal of, premium, if any, and interest on the bonds due on such redemption date.

The loan agreement contains certain covenants and provisions that affect us, including, without limitation, covenants and provisions that:

•	restrict our ability to create or incur indebtedness (subject to enumerated exceptions);

•	restrict our ability to create or incur certain liens on our property (subject to enumerated exceptions); and

•
in certain limited circumstances, restrict our ability to declare or pay any dividends on any shares of our capital stock, purchase or redeem any shares of our capital stock or make any other payment or distribution in respect of our capital stock (subject to enumerated exceptions).

A copy of the Loan Agreement is filed as Exhibit 10.1 to this report. A copy of the Trust Indenture relating to the Series 2006 Bonds is filed as Exhibit 10.2 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement between York County Industrial Development Authority and The York Water Company, entered into October 27, 2006 and dated as of October 1, 2006.

10.2	Trust Indenture between York County Industrial Development Authority and Manufacturers and Traders Trust Company, entered into October 27, 2006 and dated as of October 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE YORK WATER COMPANY

Date: November 2, 2006	By:	/s/ Kathleen M. Miller
Kathleen M. Miller
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number Document

10.1	Loan Agreement between York County Industrial Development Authority and The York Water Company, entered into October 27, 2006 and dated as of October 1, 2006.

10.2	Trust Indenture between York County Industrial Development Authority and Manufacturers and Traders Trust Company, entered into October 27, 2006 and dated as of October 1, 2006.